Exhibit 99.2

AT&T WIRELESS SERVICES EARNINGS COMMENTARY July 23, 2003

AT&T Wireless Services Snapshot:

	Current Quarter			Year to Date			Sequential Quarter
($ in millions, except per share
amounts and selected metrics)	2Q03	2Q02	Yr/Yr %	2003	2002	Yr/Yr %	1Q03	Seq. %
(Unaudited)
Consolidated Financial Results
Services revenue	$3,939	$3,625	8.7%	$7,682	$6,980	10.1%	$3,743	5.2%
Equipment revenue	219	285	(23.3%)	424	541	(21.7%)	205	6.8%
Total revenue	$4,158	$3,910	6.3%	$8,106	$7,521	7.8%	$3,948	5.3%
Operating income	$451	$335	34.4%	$826	$513	61.0%	$375	19.8%
Net income (loss) available to common shareholders	$222	$19	n/m	$357	($159)	324.3%	$135	64.3%
Income (loss) per basic and diluted share:
Income (loss) from continuing operations available to common shareholders	$0.08	$—		$0.13	$(0.01)		$0.05
Income from discontinued operations	$—	$0.01		$—	$0.01		$—
Cumulative effect of change in accounting principle	$—	$—		$—	$(0.06)		$—
Net income (loss) available to common shareholders	$0.08	$0.01		$0.13	$(0.06)		$0.05
OIBDA*	$1,186	$1,019	16.3%	$2,296	$1,839	24.8%	$1,110	6.8%
OIBDA margin*	30.1%	28.1%	200 b.p.	29.9%	26.4%	350 b.p.	29.7%	40 b.p.
Capital expenditures	$542	$866	(37.4%)	$970	$1,528	(36.5%)	$428	26.6%
Selected Metrics
Subscribers (in thousands):
Consolidated ending subscribers	21,493	19,953	7.7%	21,493	19,953	7.7%	21,116	1.8%
Net additions**	446	417	6.8%	703	1,067	(34.2%)	257	73.4%
Average monthly churn	2.2%	2.4%	(20 b.p. )	2.3%	2.5%	(20 b.p. )	2.3%	(10 b.p. )
Average revenue per user (ARPU)	$60.60	$60.40	0.3%	$59.70	$59.50	0.3%	$58.70	3.2%
Average minutes of use per subscriber (MOU)	551	482	14.3%	530	457	16.0%	509	8.3%
Cost per gross addition (CPGA)	$379	$383	(1.0%)	$391	$374	4.5%	$404	(6.2%)
Cash cost per user (CCPU)	$31.80	$31.40	1.3%	$31.20	$31.20	0.0%	$30.60	3.9%

*	OIBDA is operating income before depreciation and amortization; OIBDA margin is OIBDA as a percentage of services revenue. Both represent non-GAAP financial measures. See reconciliations to the most comparable GAAP measures on pages 4-5.

**	1Q03 reflects an adjustment for certain migrating subscribers treated as new customers in the first quarter of 2003

AT&T Wireless Services Highlights:

The second quarter of 2003 was a very strong quarter for AT&T Wireless, characterized by success on several fronts.

•	We achieved solid year-over-year growth in services revenue by again raising ARPU from the prior year, while increasing our base of subscribers.

AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

•	We also achieved another quarter of record OIBDA and, for the first time, achieved an OIBDA margin of higher than 30%.

•	We completed the initial overlay of the GSM/GPRS network in our TeleCorp markets.

•	We launched GoPhone, which is a new business model designed to attract new customer segments, profitably.

•	We set in motion a complete reengineering of our business, with the targeted objective of margin expansion.

•	We further strengthened our financial position with the receipt of the refund relating to our 2002 federal tax net operating loss (NOL) and announced the sale of a non-strategic international investment.

We are on track to deliver on each of our stated objectives for the full year, with upside potential for annual growth in services revenue, if industry pricing holds for the second half of 2003.

Statement of Operations Discussion:

[SEE APPENDIX I FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS.]

Total revenue for AT&T Wireless grew to $4,158 million in the second quarter, an increase of $248 million, or 6.3%, compared with the prior year quarter. Services revenue in 2Q03 grew to $3,939 million, up $314 million, or 8.7%, from 2Q02. The increase in services revenue over the year-ago quarter was driven by growth in the subscriber base. ARPU grew slightly to $60.60, up from $60.40 in the prior year quarter. The slight increase in ARPU was driven by increasing data revenues, higher regulatory fees passed on to our customers and the continued impact of revenue enhancement programs introduced beginning in the second half of 2002. These increases to ARPU more than offset the declines in our average revenue per minute versus the prior year quarter. Equipment revenue for the second quarter of 2003 was $219 million, a decline of 23.3% from 2Q02 equipment revenue of $285 million. Equipment revenue decreased due to a lower average revenue per unit, partially offset by an increase in handsets sold.

Costs of services increased to $1,190 million, up $24 million, or 2.0%, from the year-ago quarter. The growth was primarily the result of increased network-related costs associated with an increase in the minutes of use by the existing base of customers, as well as by new customers added since the prior year quarter. Additionally, higher regulatory fees, primarily Universal Service Fees, contributed to the increase. These increases were partially offset by a decline in incollect expenses, or the cost of our subscribers roaming on other carriers’ networks, as well as a reduction in the provision for uncollectible receivables. Incollect expenses declined due to a decrease in our average roaming cost per minute, which was partially offset by an increase in our total roaming minutes. The decline in the provision for uncollectible receivables versus prior year was driven by the impact of WorldCom receivables fully reserved for in the prior year quarter. Additionally, the prior year quarter was impacted by $21 million in charges associated with the wind-down of the air-to-ground operations.

Costs of equipment sales decreased to $473 million, which was $56 million, or 10.5%, lower than the year-ago quarter. This decrease resulted from a lower average cost per unit, partially offset by an increase in handsets sold.

Selling, general and administrative (SG&A) expenses totaled $1,309 million in the second quarter, an increase of $113 million, or 9.5%, compared with 2Q02. This increase resulted from higher customer care costs resulting from growth in the subscriber base and an increase in subscribers on our GSM/GPRS network and from IT-related expenses associated with implementing new back-office support systems. SG&A expenses in 2Q03 were unfavorably affected by the majority of a $47 million severance-related charge recorded during the quarter related to restructuring

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AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

initiatives that support our margin improvement efforts. Additionally, 2Q03 SG&A expenses were unfavorably impacted by a litigation settlement. Partially offsetting these increases was a reduction in advertising and promotion expenses compared with the prior year.

Depreciation and amortization expenses increased to $735 million, up $51 million, or 7.5%, from the prior year quarter. The increase reflected higher depreciation expense associated with the growth in AT&T Wireless’ depreciable asset base and higher amortization expense associated with the acceleration of amortization of our TDMA back-office support systems.

Other income for the second quarter of 2003 totaled $50 million, compared with $7 million in the prior year quarter. Other income for the second quarter of 2003 primarily comprised a $39 million gain associated with the exchange of wireless properties with Dobson Communications Corporation, as well as interest income. Other income in the second quarter of 2002 primarily included interest income.

Interest expense was $207 million in the second quarter, compared with $195 million in the prior year quarter. The increase was due primarily to a full quarter of interest expense in 2003 related to the $3.0 billion Senior Notes offering that occurred on April 16, 2002.

Provision for income taxes was $57 million for the three months ended June 30, 2003, as well as for the three months ended June 30, 2002. During the second quarter of 2003, our deferred tax liabilities (excluding the deferred tax liabilities related to licensing costs and goodwill) exceeded our deferred tax assets. Therefore, we determined that we no longer required a valuation allowance against our deferred tax assets, other than those deferred tax assets associated with actual and potential capital losses that were deemed more likely than not to expire unused. Our 2003 annual effective tax rate is estimated to be 22.7%, down from 28.9% estimated at the end of the first quarter of 2003. The estimated annual effective rate for 2003 is lower than AT&T Wireless’ statutory rate due to the reversal of certain valuation allowances recorded during 2003. The provision for income taxes for the three months ended June 30, 2002 represented an effective tax rate of 38.7%, which approximated AT&T Wireless’ statutory rate.

Net equity (losses) earnings from investments in unconsolidated subsidiaries were equity losses of $9 million, including a tax provision of $46 million, for the three months ended June 30, 2003, compared with net equity losses of $93 million, net of a tax benefit of $53 million, during the three months ended June 30, 2002. The income tax provision in the three months ended June 30, 2003 reflected increased valuation allowance requirements for deferred tax assets associated with actual and potential capital losses that were deemed more likely than not to expire unused. Net equity earnings, excluding the tax impacts, during the three months ended June 30, 2003 increased from the prior year quarter as the prior year quarter included a $120 million pre-tax impairment charge related to our investment in ACC Acquisition LCC (the parent company of American Cellular Corporation), higher equity losses associated with certain international investments and higher losses associated with our obligations to acquire other owners’ interests related to our venture agreement with Alaska Native Wireless.

Income from discontinued operations, net of tax, was zero in the second quarter of 2003, compared with income of $27 million in the prior year quarter. The income recorded during the second quarter of 2002 included adjustments to the recoverability of assets and accruals associated with exit costs from the fixed wireless business. The disposition of the fixed wireless business was completed during 2002.

Accretion of mandatorily redeemable preferred stock was $6 million in the second quarter of 2003, compared with $5 million in the second quarter of 2002. The accretion is associated with the mandatorily redeemable preferred stock issued by AT&T Wireless during February 2002 in conjunction with the acquisition of TeleCorp and reflects quarterly compounding.

Income per share from continuing operations available to common shareholders for the second quarter of 2003 was $0.08, compared with $0.00 in the prior year quarter. The year-over-year increase was attributable to higher operating

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AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

income and lower losses from investments in unconsolidated subsidiaries, including the ACC impairment recorded in 2Q02.

Income per share from discontinued operations for the second quarter of 2003 was zero, compared with income of $0.01 in the prior year quarter.

Net income per share available to common shareholders for the second quarter of 2003 was $0.08, compared with $0.01 in the prior year quarter.

OIBDA Discussion:

OIBDA is defined as operating income before depreciation and amortization expenses. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. We believe OIBDA and OIBDA margin to be relevant and useful information to our investors as these are used by our management to evaluate the operating performance of our consolidated operations. Additionally, our $2.5 billion credit facility (under which currently no amounts are outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses. Lastly, we use OIBDA for planning purposes and multiples of current or projected OIBDA in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation. We believe OIBDA and OIBDA margin are useful measures of our ability to grow our revenue faster than our operating expenses, excluding those expenses associated with our capital investments. OIBDA excludes certain items, including net equity (losses) earnings from our unconsolidated subsidiaries and other income (expense), that we believe are not indicative of our core operating results. OIBDA also excludes interest expense and the provision for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures, which management does not consider when evaluating the profitability of our core operations. Finally, OIBDA excludes depreciation and amortization expenses, in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on free cash flow. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

Consolidated OIBDA was $1,186 million in the second quarter of 2003, an increase of 16.3% from the year-ago quarter. The growth in OIBDA was primarily due to increased services revenue; lower selling and marketing costs, primarily advertising and promotion expenses; and a reduction in incollect expenses. Partially offsetting these items were increases in network-related costs, the severance-related charge and higher customer care and IT-related expenses. Additionally, 2Q02 OIBDA was unfavorably impacted by the increased provision for uncollectible receivables related to WorldCom and the charge recorded for the wind down of the air-to-ground operations.

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AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

The following table summarizes the reconciliation of OIBDA to consolidated net income (loss):

(Unaudited) ($M)	For the three months ended			For the six months ended

	June 30,	June 30,	March 31,	June 30,	June 30,
	2003	2002	2003	2003	2002

OIBDA	$1,186	$1,019	$1,110	$2,296	$1,839
Depreciation and amortization	(735)	(684)	(735)	(1,470)	(1,326)
Other income (expense)	50	7	(30)	20	(24)
Interest expense	(207)	(195)	(184)	(391)	(310)
Provision for income taxes	(57)	(57)	(46)	(103)	(69)
Net equity (losses) earnings from investments in unconsolidated subs	(9)	(93)	27	18	(135)
Income from discontinued operations	—	27	—	—	39
Cumulative effect of change in accounting principle	—	—	—	—	(166)

Net income (loss)	$228	$24	$142	$370	($152)

OIBDA margin increased to 30.1% for the second quarter, up from 28.1% in the year-ago quarter.

The following table summarizes the reconciliation of OIBDA margin to consolidated net income (loss) as a percentage of services revenue:

(Unaudited)	For the three months ended			For the six months ended

(All items shown as % of services revenue)	June 30,	June 30,	March 31,	June 30,	June 30,
	2003	2002	2003	2003	2002

OIBDA	30.1%	28.1%	29.7%	29.9%	26.4%
Depreciation and amortization	(18.7%)	(18.9%)	(19.6%)	(19.1%)	(19.0%)
Other income (expense)	1.3%	0.2%	(0.8%)	0.3%	(0.3%)
Interest expense	(5.2%)	(5.4%)	(4.9%)	(5.1%)	(4.5%)
Provision for income taxes	(1.5%)	(1.6%)	(1.2%)	(1.4%)	(1.0%)
Net equity (losses) earnings from investments in unconsolidated subs	(0.2%)	(2.5%)	0.6%	0.2%	(2.0%)
Income from discontinued operations	—	0.8%	—	—	0.6%
Cumulative effect of change in accounting principle	—	—	—	—	(2.4%)

Net income (loss)	5.8%	0.7%	3.8%	4.8%	(2.2%)

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AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

Selected Metrics Discussion:

Subscribers for AT&T Wireless continued to grow during the second quarter of 2003. Net consolidated subscriber additions during 2Q03 totaled 446 thousand and were favorably impacted by higher GSM gross subscriber additions, including those related to sales of GoPhone, which is our new pay-in-advance product launched within the current quarter, and tightened enforcement of our policy requiring voluntarily terminating customers to continue billing and service until the end of their billing cycle. Net adds were negatively impacted by deactivations related to expiring contracts, the competitive environment and our efforts to improve the profitability of existing subscribers.

As of June 30, 2003, we had 21.5 million consolidated subscribers, an increase of 7.7% from June 30, 2002. Total consolidated subscribers reflected a net decrease associated with market acquisitions and dispositions completed within the quarter, and a 26 thousand subscriber reduction to adjust for certain migrating subscribers treated as new customers in the first quarter of 2003. Prepaid subscribers as of June 30, 2003 remained a mid-single-digit percentage of the total consolidated subscriber base.

Churn for the three months ended June 30, 2003 was 2.2%, down from 2.4% in the prior year quarter. Post-paid churn for the second quarter of 2003 was 1.9%, a decrease from 2.2% in the prior year quarter. The decrease in reported churn versus the prior year quarter reflects the impact of our continued focus on attracting credit worthy subscribers, ongoing customer retention efforts, and fewer deactivations associated with our resellers.

Average Revenue per User (ARPU) is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues we collect from other carrier’s subscribers, divided by our average subscribers for the period. ARPU was $60.60 in the second quarter of 2003, up marginally from $60.40 in the prior year quarter. The slight increase in ARPU was driven by increasing data revenues, higher regulatory fees passed on to our customers and the continued impact of revenue enhancement programs introduced beginning in the second half of 2002. These increases to ARPU more than offset the declines in our average revenue per minute versus the prior year quarter

Minutes of Use (MOU) per subscriber per month were 551 in the second quarter, up 14.3% from 482 in 2Q02. The increase was consistent with the recent trend in the growth of wireless minutes, as subscribers continue to shift toward calling plans that include larger buckets of minutes.

Cost per Gross Subscriber Addition, or Cost per Gross Add (CPGA) is used to measure the average cost of adding a new subscriber. CPGA is calculated as our sales and marketing expenses (included within Selling, General and Administrative Expenses on our Statement of Operations) and equipment subsidies (included within Costs of Equipment Sales on our Statement of Operations) related to new customer acquisitions, divided by the number of new gross subscribers added in the period. CPGA for the second quarter was $379, down 1.0% from $383 in the prior year quarter. CPGA in the second quarter decreased as a result of lower per-gross-add costs for advertising and promotions, partially offset by higher per-gross-add equipment incentives, versus the prior year quarter.

Cash Cost per User (CCPU) is used to measure the average monthly cost of serving our existing subscribers. CCPU is calculated as our total operating expenses less equipment revenue, depreciation and amortization expenses and the costs of acquiring new subscribers (as described above under CPGA), divided by our average subscribers for the period. CCPU in the second quarter was $31.80, or 1.3% higher than in the prior year quarter. This increase was driven by higher per-subscriber network and customer care expenses and regulatory fees, partially offset by decreases in per-subscriber incollect, toll/access/interconnect and general and administrative expenses. CCPU was also unfavorably affected by a majority of the severance charge taken during the second quarter; however, this impact was effectively offset by the increased WorldCom costs in the prior year quarter.

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AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

Balance Sheet Discussion:

[SEE APPENDIX II FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED BALANCE SHEETS.]

Total assets increased to $47,876 million at June 30, 2003, an increase of $2,070 million, or 4.5%, from December 31, 2002. The increase in total assets as of June 30, 2003 was due to an increase in cash and cash equivalents resulting from positive cash flow from operations, the receipt of $947 million in federal tax refund claims, and the $245 million received upon the termination of all interest rate swap agreements in the first quarter.

Total liabilities were $19,377 million at June 30, 2003, an increase of $1,131 million, or 6.2%, compared with December 31, 2002. The increase was primarily attributable to an increase in long-term debt with the adoption of FASB Interpretation No. 46 (FIN 46), as well as an increase in net deferred tax liabilities reflecting the reduction in tax assets resulting from the receipt of refunds associated with our federal tax NOL carrybacks.

Mandatorily redeemable preferred stock totaling $164 million at the end of the second quarter of 2003 represented the fair value of the mandatorily redeemable preferred stock issued by AT&T Wireless in conjunction with the acquisition of TeleCorp and related dividend accretion subsequent to the acquisition date.

Mandatorily redeemable common stock totaling $7,664 million at June 30, 2003 and December 31, 2002 represented the fair value as of split-off date of the AT&T Wireless common shares held by DoCoMo. These shares are presented as mandatorily redeemable common stock due to certain redemption rights held by DoCoMo. Under certain circumstances, DoCoMo may require the repurchase of its investment at DoCoMo’s original purchase price, plus interest, if AT&T Wireless fails to meet specified technological milestones.

Shareholders’ equity was $20,589 million at June 30, 2003, an increase of $892 million, or 4.5%, from December 31, 2002. The increase was attributable to the receipt in cash of $436 million of the total $461 million receivable from former parent, AT&T, related to the federal tax refund claim filed in December 2002. Additionally, the net income for the first half of 2003 reduced the accumulated deficit.

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AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

Statement of Cash Flows Discussion:

[SEE APPENDIX III FOR THE AT&T WIRELESS SERVICES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS.]

Cash and cash equivalents totaled $4,628 million at June 30, 2003. Net cash provided by operating activities of continuing operations was $2,705 million in the first half of 2003, compared with $1,339 million in the prior year. The increase was due primarily to higher operating income (excluding depreciation and amortization expenses); the proceeds received from termination of the interest rate swap agreements; the proceeds received from the 2002 NOL carryback, and a lower use of working capital. Net cash used in investing activities of continuing operations was $887 million in the first half of 2003, a decrease of $1,758 million from the first half of 2002. The decrease in cash used in investing activities during the first half of 2003 was primarily the result of lower capital expenditures, as well as fewer contributions made to unconsolidated subsidiaries. Net cash provided by financing activities of continuing operations was $441 million during the first half of 2003 versus $1,749 million during the prior year. Financing activities during the first six months of 2003 primarily included the cash received from the 2001 NOL carryback (which was treated as a capital contribution from AT&T). Financing activities during the first half of 2002 primarily included the net proceeds from issuance of long-term debt, partially offset by the repayment of long-term debt due to others.

(Unaudited) ($M)	For the three months ended			For the six months ended

	June 30,	June 30,	March 31,	June 30,	June 30,
	2003	2002	2003	2003	2002

Reported capital expenditures, excluding internal use software	$495	$866	$403	$898	$1,528
Add: purchases of internal use software	47	64	25	72	105
Add: net impact of capital accruals and non-cash purchases of PP&E	(169)	117	73	(96)	445

Cash-basis capital expenditures, including internal use software	$373	$1,047	$501	$874	$2,078

Capital Expenditures for the quarter, including purchases of internal use software, were $542 million, which was a decrease of 37.4% from the year-ago quarter. The majority of our capital spending during the second quarter of 2003 related to the GSM/GPRS network, including capacity expansion and overlay of TeleCorp markets.

Operating Free Cash Flow Discussion:

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow to be relevant and useful information to our investors as this measure is used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definition of free cash flow does not take into consideration cash generated or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definition of free cash flow does not reflect cash used to repurchase or fund debt obligations. Free cash flow reflects cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow, as we have defined it, may not be comparable to similarly titled measures reported by other companies.

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AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

Free cash flow was $1,057 million for the second quarter of 2003. The free cash flow generation in the second quarter was driven by strong OIBDA and the cash received from the 2002 NOL carryback, partially offset by capital expenditures and net interest payments during the quarter. Operating free cash flow, which excludes certain unusual items, was $546 million in 2Q03 and excluded the $511 million cash received from the 2002 NOL carryback.

(Unaudited) ($M)	For the three months ended		For the six
			months ended
	June 30, 2003	March 31, 2003	June 30, 2003

Net cash provided by operating activities of continuing operations	$1,430	$1,275	$2,705
Less: Capital expenditures and other additions	373	501	874

Free cash flow	$1,057	$774	$1,831
Less: Cash received from termination of interest rate swap agreements	—	245	245
Less: Cash received from the 2002 NOL carryback	511	—	511

Operating free cash flow	$546	$529	$1,075

Recent News:

AT&T Wireless Finalizes Agreement for Sale of Eurotel Praha to Cesky Telecom

On June 18, 2003, AT&T Wireless announced that it had signed an agreement to jointly sell with Verizon Communications Inc. a 49% interest in Eurotel Praha to Cesky Telecom for US$1.05 billion. AT&T Wireless will receive $525 million. Once the deal is completed, the all-cash transaction will give Cesky Telecom full ownership and control of Eurotel, the Czech Republic’s largest wireless provider. Closing is expected in late 2003 and is subject to regulatory approvals, and to Cesky Telecom’s ability to finance the purchase.

AT&T Wireless will also receive from Eurotel Praha a dividend payment of $100 million. The dividend has been approved by the board of Eurotel Praha independent of the sale transaction and is expected to be paid late in 2003. The combination of the dividend and the sale will provide AT&T Wireless with $625 million.

AT&T Wireless Introduces GoPhone®

On May 5, 2003, AT&T Wireless announced the introduction of GoPhone, a breakthrough in the way people buy and use wireless service. GoPhone is the only national wireless service to provide unlimited night and weekend calling, domestic long distance and roaming without a credit check or long-term contract. It can be purchased off-the-shelf in more than 10,000 stores nationally, including Target, 7-Eleven, CompUSA, Staples, Ritz Camera, and AT&T Wireless stores.

Customers can choose from one of four Go Phone calling plans ranging from $19.99 to $49.99 a month. The GoPhone handset, with a suggested retail price of just $89.99, is a feature-rich Nokia 3590 that uses the AT&T Wireless GSM/GPRS next-generation wireless network. GoPhone customers can purchase mMode for an additional $3.99 a month. Customers can track and manage their GoPhone accounts online or by accessing the “Account Activity” option on their GoPhone handset.

GoPhone is an on-network plan supported by an efficient business model that combines low distribution, device, and customer service costs with streamlined payment-collection methods. Unlike some wireless plans that require customers to proactively replenish their accounts, GoPhone automatically deducts a set fee from a customer’s preferred bank account, credit card, or debit card each month — or more often if their GoPhone account needs to be replenished before the month is out. GoPhone will even send a text message alerting the customer that their balance is running low and that a new payment will automatically be charged soon.

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AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

AT&T Wireless Receives $511 Million Refund on Federal Tax Carry Back Claim

On June 6, 2003, AT&T Wireless announced that, under an agreement with AT&T, the company had received $511 million resulting from a federal tax refund claim, relating to its consolidated tax net operating loss for the tax year-ended December 31, 2002.

AT&T Wireless and T-Mobile USA Sign Roaming Agreement Significantly Expanding GSM/GPRS Footprint

On April 23, 2003, AT&T Wireless and T-Mobile USA announced a joint roaming agreement, opening up significant new coverage territory for both companies. The companies also announced an agreement encouraging inter-carrier co-location of network facilities by dramatically reducing cell tower co-location lease costs between the two companies. In addition to lowering costs, this agreement is expected to speed build-out of each company’s advanced GSM/GPRS networks.

For AT&T Wireless customers, the roaming agreement provides advanced 1900 voice and data service covering approximately 3,000 highway miles and 12.1 million potential customers. For T-Mobile’s customers, the agreement opens up advanced 1900 GSM/GPRS voice and data service in key markets and along more than 2,500 miles of Interstate highways and covering more than 10.9 million potential customers.

AT&T Wireless and Cincinnati Bell Sign GSM/GPRS Roaming Agreement

On April 23, 2003, AT&T Wireless and its network affiliate Cincinnati Bell Wireless announced a roaming agreement that will provide for delivery of GSM/GPRS service to AT&T Wireless customers in the Greater Cincinnati and Dayton, Ohio, area. The agreement also provides Cincinnati Bell Wireless customers with access to AT&T Wireless’ national GSM/GPRS network. Cincinnati Bell expects to have its GSM/GPRS network operational by the fourth quarter of 2003, at which point AT&T Wireless’ next generation wireless customers will be able to roam seamlessly on the new network covering 2.2 million people.

AT&T Wireless and Edge Wireless Sign GSM/GPRS Roaming Agreement

On April 15, 2003, AT&T Wireless and its affiliate Edge Wireless, LLC announced a roaming agreement setting the stage for delivery of GSM/GPRS service to AT&T Wireless customers in portions of Oregon, Northern California, Idaho and Wyoming. The agreement also provides Edge Wireless’ customers access to AT&T Wireless’ national GSM/GPRS network. Edge has begun construction of its GSM/GPRS network, and AT&T Wireless GSM/GPRS customers will be able to roam seamlessly on the network as it comes on line.

AT&T Wireless and American Idol Set Global Records in Text Messaging

On June 4, 2003, AT&T Wireless announced that, with an unprecedented volume of text votes sent during the American Idol finale, the company had created the single largest text-messaging event by a single carrier worldwide and had re-written the script for how television sponsorships can be delivered in North America.

In total, more than 7.5 million American Idol-related text messages were sent by AT&T Wireless customers throughout the season, including polls, sweepstake entries, trivia, and votes. Since American Idol was consistently ranked as one of the highest rated shows on television, AT&T Wireless’ sponsorship provided an unprecedented means to educate the mass consumer market about the use of text messaging. Over one-third of all participants had never sent a text message before American Idol, and the number of text votes received increased by nearly 5,000% from the first voting episode to the last voting episode.

JULY 23, 2003

AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

This document contains “forward-looking statements,” which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including our outlook for the fiscal year 2003 and subsequent periods; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to generate operating free cash flow.

Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation, these factors include: the risks associated with the implementation of our technology migration strategy, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the headings “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in our quarterly report on Form 10-Q filed on May 12, 2003.

JULY 23, 2003

AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

Appendix I – Statements of Operations

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts – Unaudited

	For the three months ended June 30,			For the six months ended June 30,

	2003	2002	Change	2003	2002	Change

REVENUE
Services	$3,939	$3,625	8.7%	$7,682	$6,980	10.1%
Equipment	219	285	(23.3%)	424	541	(21.7%)
Total revenue	4,158	3,910	6.3%	8,106	7,521	7.8%
OPERATING EXPENSES
Costs of services	1,190	1,166	2.0%	2,304	2,214	4.1%
Costs of equipment sales	473	529	(10.5%)	942	1,082	(12.9%)
Selling, general and administrative	1,309	1,196	9.5%	2,564	2,386	7.4%
Depreciation and amortization	735	684	7.5%	1,470	1,326	10.9%
Total operating expenses	3,707	3,575	3.7%	7,280	7,008	3.9%
OPERATING INCOME	451	335	34.4%	826	513	61.0%
Other income (expense)	50	7	600.4%	20	(24)	183.8%
Interest expense	207	195	5.6%	391	310	25.7%
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND NET EQUITY (LOSSES) EARNINGS FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	294	147	100.7%	455	179	155.1%
Provision for income taxes	57	57	0.5%	103	69	50.9%
Net equity (losses) earnings from investments in unconsolidated subsidiaries, net of tax	(9)	(93)	(90.2%)	18	(135)	113.5%
INCOME (LOSS) FROM CONTINUING OPERATIONS	228	(3)	n/m	370	(25)	n/m
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	27	(100.0%)	—	39	(100.0%)
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	228	24	831.9%	370	14	n/m
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX	—	—	—	—	(166)	100.0%
NET INCOME (LOSS)	228	24	831.9%	370	(152)	344.4%
Accretion of mandatorily redeemable preferred stock	6	5	19.3%	13	7	61.8%
NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$222	$19	n/m	$357	$(159)	324.3%
INCOME (LOSS) PER BASIC AND DILUTED SHARE:
Income (loss) from continuing operations available to common shareholders	$0.08	$—		$0.13	$(0.01)
Income from discontinued operations	$—	$0.01		$—	$0.01
Cumulative effect of change in accounting principle	$—	$—		$—	$(0.06)
Net income (loss) available to common shareholders	$0.08	$0.01		$0.13	$(0.06)
WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME (LOSS) PER SHARE:
Basic	2,712	2,706		2,711	2,663
Diluted	2,714	2,706		2,713	2,663

JULY 23, 2003

AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

Appendix II – Balance Sheets

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts — Unaudited

	June 30,	December 31,
	2003	2002	Change

ASSETS
Cash and cash equivalents	$4,628	$2,353	96.7%
Accounts receivable, less allowances of $249 and $240	2,232	2,215	0.8%
Inventories	211	325	(35.1%)
Deferred income taxes	276	—	100.0%
Income tax receivable	—	56	(100.0%)
Prepaid expenses and other current assets	406	332	22.3%
TOTAL CURRENT ASSETS	7,753	5,281	46.8%
Property, plant and equipment, net of accumulated depreciation and amortization of $8,878 and $7,810	15,824	16,263	(2.7%)
Licensing costs	14,600	13,959	4.6%
Investments in and advances to unconsolidated subsidiaries	1,844	2,225	(17.1%)
Goodwill	7,278	7,199	1.1%
Other assets, net of accumulated amortization of $313 and $251	577	879	(34.4%)
TOTAL ASSETS	$47,876	$45,806	4.5%
LIABILITIES
Accounts payable	$710	$780	(9.0%)
Payroll and benefit-related liabilities	425	465	(8.8%)
Advertising and promotion accruals	158	173	(8.8%)
Business tax accruals	387	375	3.1%
Other current liabilities	1,316	1,300	1.3%
TOTAL CURRENT LIABILITIES	2,996	3,093	(3.2%)
Long-term debt	11,168	11,057	1.0%
Deferred income taxes	4,872	3,788	28.6%
Other long-term liabilities	341	308	10.9%
TOTAL LIABILITIES	19,377	18,246	6.2%
MINORITY INTEREST	82	48	70.5%
MANDATORILY REDEEMABLE PREFERRED STOCK
.233 shares issued and outstanding (liquidation values of $282 and $273)	164	151	8.4%
MANDATORILY REDEEMABLE COMMON STOCK
$0.01 par value, 406 shares issued and outstanding	7,664	7,664	—
(redemption values of $11,057 and $10,748)
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 2,306 and 2,303 shares issued and outstanding)	23	23	0.1%
Additional paid-in capital	23,670	23,667	—
Receivable from former parent, AT&T	(25)	(461)	(94.6%)
Accumulated deficit	(3,104)	(3,474)	(10.7%)
Accumulated other comprehensive income (loss)	25	(58)	144.2%
TOTAL SHAREHOLDERS’ EQUITY	20,589	19,697	4.5%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,876	$45,806	4.5%

JULY 23, 2003

AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

Appendix III — Statements of Cash Flows

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In millions — Unaudited

	For the six months ended June 30,

	2003	2002

OPERATING ACTIVITIES
Net income (loss)	$370	$(152)
Deduct: Income from discontinued operations	—	39
Net income (loss), excluding discontinued operations	370	(191)
Adjustments to reconcile net income (loss), excluding discontinued operations, to net cash provided by operating activities of continuing operations:
Cumulative effect of change in accounting principle, net of tax	—	166
Losses on early extinguishments of debt	—	20
Losses from impairments of cost method unconsolidated subsidiaries	—	58
Net gains on sale/exchange of assets, businesses, and investments in unconsolidated subsidiaries	(5)	(4)
Depreciation and amortization	1,470	1,326
Amortization of debt premium/discount, interest accretion, and deferred financing fees	25	26
Deferred income taxes	128	23
Net equity (earnings) losses from investments in unconsolidated subsidiaries	(18)	135
Provision for uncollectible receivables	256	300
Cash received from NOL carryback	511	—
Proceeds received from termination of interest rate swap agreements	245	—
Increase in accounts receivable	(247)	(170)
Decrease in inventories	114	48
Decrease in accounts payable	(155)	(86)
Net change in other operating assets and liabilities	11	(312)
NET CASH PROVIDED BY OPERATING ACTIVITIES OF CONTINUING OPERATIONS	2,705	1,339
INVESTING ACTIVITIES
Capital expenditures and other additions	(874)	(2,078)
Net dispositions (acquisitions) of licenses	5	(19)
Distributions and sales of unconsolidated subsidiaries	12	4
Contributions, advances, and purchases of unconsolidated subsidiaries	(13)	(378)
Acquisitions of consolidated businesses, including cash acquired	(12)	(74)
Deposits on long-lived assets	(5)	—
Issuance of long-term note receivable to unconsolidated subsidiary	—	(100)
NET CASH USED IN INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(887)	(2,645)
FINANCING ACTIVITIES
Repayment of debt due to others	—	(1,619)
Proceeds from issuance of long-term debt to others, net of issuance costs	—	2,959
Proceeds from AT&T Wireless Services common stock issued	14	412
Cash received from former parent, AT&T	436	—
Other financing activities, net	(9)	(3)
NET CASH PROVIDED BY FINANCING ACTIVITIES OF CONTINUING OPERATIONS	441	1,749
NET CASH USED BY DISCONTINUED OPERATIONS	—	(7)
NET INCREASE IN CASH AND CASH AND CASH EQUIVALENTS	2,259	436
NET INCREASE IN CASH DUE TO ADOPTION OF FIN 46	16	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,353	3,352
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,628	$3,788

JULY 23, 2003

AWE EARNINGS COMMENTARY	SECOND QUARTER 2003

CONTACT INFORMATION

This document is provided as a part of the ongoing Investor Relations communication program of AT&T Wireless. For further information, please call any of the following members of the IR team:

Holly Ash	Vice President – Investor Relations	(425) 580-1833

Karin Van Vleet	Director – Shareowner Services	(425) 580-5924
Denise Hartman	Manager – Investor Relations Communications	(425) 580-1678
Ryan Crozier	Manager – Investor Relations Financial Analysis	(425) 580-7357

Visit the AT&T Wireless Investor Relations Home Page at
http://www.attws.com/wirelessir
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JULY 23, 2003